                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                                UTI ENERGY CORP.
                (Name of Registrant as Specified in its Charter)

        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            N/A

      (2)   Aggregate number of securities to which transaction applies:

            N/A

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            N/A

      (4)   Proposed maximum aggregate value of transaction:

            N/A

      (5)   Total fee paid:

            N/A

            Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

            N/A

      (2)   Form, Schedule or Registration Statement No.:

            N/A

      (3)   Filing Party:

            N/A

      (4)   Date Filed:

            N/A

                                UTI ENERGY CORP.
                       16800 Greenspoint Park, Suite 225N
                              Houston, Texas 77060
--------------------------------------------------------------------------------
                            NOTICE OF ANNUAL MEETING
--------------------------------------------------------------------------------

      The 1998 Annual Meeting of Stockholders (the "Meeting") of UTI Energy Corp., a Delaware corporation (the "Company"), will be held in the Versailles Room of the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, at 9:00 a.m. on June 9, 1998, for the following purposes:

      1. to elect three Class I directors for a three-year term to expire at the 2001 Annual Meeting of Stockholders of the Company;

      2. to take action upon any other matters which may properly come before the Meeting.

      Stockholders of record at the close of business on April 24, 1998, are entitled to notice of and to vote at the Meeting and any adjournment thereof.

      It is important that your shares be represented at the Meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage paid envelope.



                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              P. Blake Dupuis
                                              Secretary

April 30, 1998

                                UTI ENERGY CORP.
                       16800 Greenspoint Park, Suite 225N
                              Houston, Texas 77060

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 1998

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of UTI Energy Corp., a Delaware corporation (the "Company"), of proxies to be voted at the Company's 1998 Annual Meeting of Stockholders (the "Meeting") to be held in the Versailles Room of the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on June 9, 1998, at 9:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are being mailed to the Company's stockholders on or about April 30, 1998.

      Properly executed proxies received in time for the Meeting will be voted as directed therein, unless revoked in the manner provided hereafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) "FOR" the election of the nominees to the Board of Directors, and (ii) in the discretion of such persons, "FOR" or "AGAINST" any other proposals which may be submitted at the Meeting. A stockholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice to the Secretary of the Company, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.


                        PERSONS MAKING THE SOLICITATION

      This Proxy Statement solicits proxies on behalf of the Board of Directors of the Company. The total expense of such solicitation, including the cost of preparing, assembling, and mailing the proxy materials to stockholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be required to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in that connection.


                      SHARES OUTSTANDING AND VOTING RIGHTS

      Only stockholders of record of the Company's Common Stock at the close of business on April 24, 1998 (the "Record Date"), are entitled to notice of and to vote at the Meeting or any adjournment thereof. At the close of business on the Record Date, there were 16,026,741 shares Common Stock issued and outstanding. Holders of record of the Common Stock on such date will be entitled to one vote per share on all matters to come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of the Company, 16800 Greenspoint Park, Suite 225N, Houston, Texas 77060, from May 29, 1998, through June 8, 1998, and at the Meeting, for inspection by any stockholder for any purpose regarding the Meeting.

      A majority of the total shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Meeting. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the Meeting.

      The enclosed form of proxy provides a means for stockholders to vote for all of the director nominees listed herein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. The withholding of authority by a stockholder will have no effect on the results of the election of those directors for whom authority to vote is withheld because the Company's bylaws provide that directors are elected by a plurality of the votes cast at the Meeting.


                                 PROPOSAL NO. 1

                         ELECTION OF CLASS I DIRECTORS

      Three directors will be elected at the Meeting to serve as Class I directors for three-year terms ending at the 2001 Annual Meeting of Stockholders or until such person's successor shall be duly elected and qualified. The Board of Directors recommends the election of Mr. Curtis W. Huff, Mr. Terry H. Hunt and Ms. Nadine C. Smith as the Class I Directors to serve for such three-year terms. Mr. Huff, Mr. Hunt and Ms. Smith are currently directors of the Company.

      Unless contrary instructions are set forth in the proxies, it is intended that the persons executing a proxy will vote all shares represented by such proxy for the election as director of Mr. Huff, Mr. Hunt and Ms. Smith. Should Mr. Huff, Mr. Hunt or Ms. Smith become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that Mr. Huff, Mr. Hunt or Ms. Smith will be unable or are unwilling to serve if elected.

      There are currently three Class I directorships up for election. Proxies cannot be voted for other than such directorships. Pursuant to the Company's bylaws, directors are elected to serve for three-year terms and until their successors are elected or their earlier resignation or removal. Class I directors' terms expire at the Meeting, Class II directors' terms expire in 1999 and Class III directors' terms expire in 2000.

      There currently are seven board seats authorized under the Company's bylaws. The following table sets forth information regarding the current directors of the Company, including the nominees for Class I Directors included herein. There are no family relationships among any of the directors or executive officers of the Company, nor any arrangements or understandings between any director and any other person pursuant to which such director was selected as a director.

NAME                        AGE               POSITION
----                        ---               --------
Mark S. Siegel              47                Chairman and Class II Director (since 1995)

Vaughn E. Drum              52                President, Chief Executive Officer and Class III Director
                                              (since 1986)

Kenneth N. Berns            38                Class II Director (since 1995)

Curtis W. Huff              40                Class I Director (since 1997)

Terry H. Hunt               49                Class I Director (since 1994)

Nadine C. Smith             40                Class I Director (since 1995)

Robert B. Spears            71                Class III Director (since 1994)

-------------------

      Mark S. Siegel - Mr. Siegel has served as Chairman of the Board and a director of the Company since March 14, 1995. Mr. Siegel has been President of Remy Investors and Consultants, Incorporated ("Remy Investors") since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc. and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel is a

Director of Applause Enterprises, Inc., Modern Videofilm, Inc. and Variflex Inc. Mr. Siegel holds a B.A. from Colgate University and a J.D. from Boalt Hall School of Law.

      Vaughn E. Drum - Mr. Drum has served as President, Chief Executive Officer and a director of the Company since December 1986. From 1980 through November 1986, Mr. Drum served in various capacities for UGI Development Company ("UGIDC"), a subsidiary of UGI Corporation. Mr. Drum holds a B.S. in Petroleum Engineering from Marietta College.

      Kenneth N. Berns - Mr. Berns has served as a director of the Company since May 24, 1995. Mr. Berns has been an employee of Remy Investors since 1994. From 1990 through 1994, Mr. Berns was employed by affiliated real estate development and management companies, including Ridge Properties, Ltd., Ridge Development, Ltd. and Spound Company. Prior to 1990, Mr. Berns was a senior manager of Spicer & Oppenheim and a Vice President of Cantor Fitzgerald Financial Corporation. Mr. Berns is the majority stockholder of RD Management, Inc., which is the general partner of Ridge Properties, Ltd. Mr. Berns is a Certified Public Accountant and holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

      Curtis W. Huff - Mr. Huff has served as a director of the Company since December 1997. Mr. Huff has been a Partner in the law firm of Fulbright & Jaworski L.L.P. for at least the past five years.

      Terry H. Hunt - Since 1992, Mr. Hunt has served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a natural gas and propane distribution company. From 1989 to 1992, Mr. Hunt was the President and Chairman of Carnegie Natural Gas Company, a gas distribution and transportation company, and of Apollo Gas Company, a natural gas distributor. From 1984 through 1988, he served as Vice President of Delhi Gas Pipeline Corporation, an intrastate pipeline company. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a M.B.A. from Southern Methodist University.

      Nadine C. Smith - Ms. Smith is President and Chief Executive Officer of Enidan Capital, an investment company that makes equity investments in public and privately held companies, Prior to co-founding Enidan Capital in 1997, Ms. Smith was an investment banker and principal with NC Smith & Co. and The First Boston Corporation and a management consultant with McKinsey & Co. Ms. Smith also is President and Chief Executive Officer of Sirrom Resource Funding LP, which finances environmental companies. Ms. Smith is a director of American Retirement Corporation, Sirrom Partners, L.P. and Carson Private Capital, G.P., L.L.C. and Shield Life Insurance Company. Ms. Smith earned a bachelors degree in economics from Smith College and a Masters degree in business from Yale University.

      Robert B. Spears - Since 1989, Mr. Spears has served as the Chairman and Vice President, Business Development of Spears & Associates, Inc., a firm which he founded in 1965. Spears & Associates is a leading research-based consulting firm to the oil and natural gas industry worldwide.

MEETING AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors met nine times during the year ended December 31, 1997. Each director participated in at least 75% of all meetings of the Board of Directors for which he or she was eligible and all meetings of each committee for which he or she was eligible.

      The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Company does not have a nominating or other similar committee.

      The Executive Committee, which currently is composed of Messrs. Drum and Siegel, has the authority to act for the Board in all matters arising between regular or special meetings of the Board. The Executive Committee did not meet during the year ended December 31, 1997.

      The Audit Committee, which currently is composed of Messrs. Berns and Spears and Ms. Smith, selects, subject to Board approval (and, if the Board so determines, subject to stockholder approval), the independent accountants to audit the Company's books and records, and considers and acts upon accounting matters as they arise. The Audit Committee met once during the year ended December 31, 1997.

      The Compensation Committee, which currently is composed of Messrs. Hunt and Spears, administers the employee stock option and similar plans of the Company and determines the annual compensation to be paid to the executive officers of the Company. The Compensation Committee met once during the year ended December 31, 1997.

COMPENSATION OF DIRECTORS

      Directors who are employees of the Company do not receive any additional compensation for serving as a director or as a member of a committee of the Board of Directors. The non-employee directors are each entitled to receive an annual retainer fee of $5,000 and fees of $700 per meeting for their attendance at regular and special Board of Directors meetings. Non-employee committee members are entitled to additional fees of $500 for each committee meeting attended. All directors have been and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors meetings.

      The Company currently maintains a Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, options to purchase up to an aggregate of 300,000 shares of Common Stock of the Company may be granted to non-employee directors of the Company. Options granted pursuant to the Director Plan stipulate that the purchase price per share be equal to the fair market value of the Common Stock as of the date of grant. The Director Plan provides for the grant of an option to purchase 7,500 shares of Common Stock to each non-employee director as of the date he or she is first elected. Upon Mr. Huff's appointment to the Board of Directors in 1997, options to purchase 7,500 shares of Common Stock were awarded to Mr. Huff pursuant to this provision.
The Director Plan also provides that each non- employee director who has served for a period of at least one year will automatically be granted, on December 31 of such year, an option to purchase 3,750 shares of Common Stock. Options to purchase 11,250 shares of Common Stock were awarded under this provision in 1997. No options under the Director Plan will be granted after December 18, 2005 and all options issued expire five years from the date of grant.

      Messrs. Siegel, Berns and Drum each participate in the Company's 1996 Employee Stock Option Plan (the "1996 Plan") and the Company's 1997 Long-Term Incentive Plan (the "1997 Incentive Plan") in their capacities as employees of the Company.

                               EXECUTIVE OFFICERS

      Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

NAME                     AGE               POSITION
----                     ---               --------
Mark S. Siegel           47                Chairman of the Board

Vaughn E. Drum           51                President, Chief Executive Officer and Class III Director
                                           (since 1986)

P. Blake Dupuis          43                Vice President, Secretary, Treasurer and Chief Financial
                                           Officer


      For additional information regarding Mr. Siegel and Mr. Drum, see "Directors" above.

      P. Blake Dupuis - Mr. Dupuis has served as Vice President and Chief Financial Officer of the Company since September 1996. From April 1996 to September 1996, Mr. Dupuis served as Chief Financial Officer of Adcor-Nicklos Drilling Company and from December 1993 to April 1996 he served as Chief Financial Officer of Coastwide Energy Services, Inc. From September 1989 to December 1993, Mr. Dupuis served as Chief Financial Officer of EVI, Inc. Mr. Dupuis is a Certified Public Accountant and holds a B.S. in Business Administration from the University of Southwestern Louisiana.

Summary Compensation Table

      The following table sets forth information concerning compensation for 1997, 1996 and 1995 earned by or paid to the Company's Chief Executive Officer, the Company's other executive officers whose total annual salary and bonus exceeded $100,000 in 1997 and each employee for whom disclosure would be required except for the fact such individual was not serving as an executive officer of the Company as of December 31, 1997 (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation                      Long Term Compensation Awards
                                         ----------------------------------------    ---------------------------------------
                                                                                                  Securities
                                                                     Other Annual    Restricted   Underlying       All Other
   Name and Principal                                                Compensation      Stock       Options      Compensation
        Position             Year        Salary $       Bonus $         (1) $         Award(s)    SARs(#)(2)         (3) $
   ------------------        ----        ---------     ---------     ------------    ----------   ----------    ------------
 Vaughn E. Drum              1997        $ 156,530     $ 115,681          --             --        42,500            $5,959
 President and Chief         1996          144,950        58,912          --             --       291,960 (4)         2,899
 Executive Officer           1995          144,950            --          --             --            --             2,899


 P. Blake Dupuis             1997          115,024        75,000          --             --        10,000               531
 Vice President, Secretary,  1996(5)        35,392        19,805          --             --       225,000 (4)             -
 Treasurer and Chief         1995(5)            --            --          --             --            --                 -
 Financial Officer

 Gerald J. Guz               1997          103,285       123,721          --             --        22,000             3,870
 President--Universal        1996           90,000        66,801          --             --       291,960 (4)         1,471
 Well Services, Inc.         1995           90,000            --          --             --            --             1,350

 Terry L. Pope               1997          103,302       121,541          --             --        22,000             4,506
 President--Triad Drilling   1996           90,000        79,520          --             --       145,980 (4)         2,119
 Company                     1995           90,000        12,500          --             --            --             1,726

(1) The aggregate amounts of perquisites and other personal benefits, securities or property is less than 10% of each executive officer's combined annual salary and bonus during the applicable year.

(2) Share amounts have been adjusted to reflect the Company's three-for-one stock dividend effected in September 1997.


(3) Amounts set forth for 1997, 1996 and 1995 reflect the Company's contributions or other allocations to defined contribution plans.

(4) On December 15, 1995, the Compensation Committee of the Board of Directors approved the repricing of stock options granted to Messrs. Drum, Guz and Pope from an exercise price of $2.67 per share to a price ranging from $1.77 to $2.13 per share (depending on the year the applicable option vests) for Messrs. Drum, Guz and Pope. The repricings, which were subject to stockholder approval, were approved by the stockholders of the Company at the 1996 Annual Meeting of Stockholders held August 8, 1996.

(5)   Mr. Dupuis became employed by the Company in August 1996.


Compensation Pursuant to Employee Benefit Plans

      The Company maintains several plans intended to provide incentives to its key employees. These plans are described below (share amounts have been adjusted to reflect the Company's three-for-one stock dividend effected in September 1997).

      Incentive Compensation Plan. The Company maintains an Incentive Compensation Plan established in 1987 (the "ICP"). Under the ICP, specified management employees of the Company or any subsidiary with at least 90 days of service may be eligible to receive a cash bonus following each plan year based on a comparison of financial performance against targets established for each plan year.

      1993 Non-Qualified Stock Option Plan. During 1993, the Company adopted its 1993 Non-Qualified Stock Option Plan (the "1993 Plan"). Under the 1993 Plan, options to purchase shares of Common Stock available for grant were awarded in December 1993 to the following individuals in the following amounts:
Mr. Drum, 291,960 shares; Mr. Guz, 291,960 shares; and Mr. Pope, 145,980 shares. There are no additional shares available for grant under the 1993 Plan.

      1996 Employee Stock Option Plan. In August 1996, the Company's shareholders approved the Company's 1996 Employee Stock Option Plan (the "1996 Plan"). In November 1997, the 1996 Plan was amended and restated by the Board of Directors to reflect the Company's three-for-one stock split approved by the stockholders at the 1997 Annual Meeting of Stockholders. Under the 1996 Plan, the Company can award options on up to 900,000 shares of Common Stock to certain employees at a price equal to the fair market value of the stock at the date the option is granted. During 1997, the Company awarded options to purchase 527,700 shares of Common Stock under the 1996 Plan. The 1996 Plan currently is administered by the Company's Compensation Committee. Due to the approval of the 1997 Incentive Plan by the stockholders at the 1997 Annual Meeting of Stockholders, no additional grants under the 1996 Plan will be made.

      1997 Long-Term Incentive Plan.   In August 1997, the stockholders
approved the 1997 Incentive Plan. In November 1997, the 1997 Incentive Plan was amended and restated by the Board of Directors to reflect the Company's three-for-one stock split approved by the stockholders at the 1997 Annual Meeting of Stockholders. Under the 1997 Incentive Plan, the Company may grant stock options, stock appreciation rights issued independent or in tandem with such options ("SAR"), restricted stock awards and performance awards to certain employees of the Company and is subsidiaries. There are 600,000 shares of Common Stock authorized for issuance under the 1997 Incentive Plan. Options are to be granted at a price not less than the fair market value of the Common Stock on the date the option is granted, and the exercise price of any SAR is to be determined by the Compensation Committee on the date of grant. During 1997, the Company awarded options to purchase 451,375 shares of Common Stock pursuant to the 1997 Incentive Plan. The options granted in 1997 vest over one to five years. The 1997 Incentive Plan currently is administered by the Company's Compensation Committee. There are currently 88,625 shares of Common Stock available for grant under the 1997 Incentive Plan.

      The following table sets forth information regarding grants of stock options to the Named Executive Officers during 1997:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                           STOCK PRICE
                                           % OF TOTAL                                   APPRECIATION FOR
                          NUMBER OF       OPTIONS/SARS                                     OPTION TERM
                          SECURITIES       GRANTED TO      EXERCISE OR               ----------------------
                          UNDERLYING      EMPLOYEES IN     BASE PRICE   EXPIRATION
        NAME             OPTIONS/SARS     FISCAL YEAR        ($/SH)        DATE        5% ($)      10% ($)
-------------------      ------------     ------------     -----------  ----------   ---------    ---------
Vaughn E. Drum  . .         30,000             3.1%         $8.125         2/25/02     $67,343     $148,812
                            12,500             1.2%         31.375        11/25/02     108,354      239,434

P. Blake Dupuis . .         10,000             1.0%         31.375        11/25/02      86,683      191,548


Gerald J. Guz . . .         12,000             1.2%         $8.125         2/25/02      26,937       59,525
                            10,000             1.0%         31.375        11/25/02      86,683      191,548

Terry L. Pope . . .         12,000             1.2%         $8.125         2/25/02      26,937       59,525
                            10,000             1.0%         31.375        11/25/02      86,683      191,548

      The following table sets forth information concerning stock options exercised in 1997 and stock options unexercised at December 31, 1997 for the Named Executive Officers:

     AGGREGATED OPTION/SAR EXERCISES IN 1997 AND VALUE TABLE AT DECEMBER 31,1997

                           Shares                        Number of Unexercised         Value of Unexercised
                          Acquired       Value               Options/SARs at        In-the-money Options/SARs
                             on         Realized           December 31, 1997           at December 31,1997
      Name                Exercise        ($)          Exercisable/Unexercisable    Exercisable/Unexercisable
 ---------------          --------     ----------      -------------------------    -------------------------
 Vaughn E. Drum                --              --            321,960/12,500                  $7,534,362/$0

 P. Blake Dupuis               --              --            45,000/190,000              958,275/3,833,100

 Gerald J. Guz             60,000      $1,046,820            173,569/80,391            4,157,255/1,612,837

 Terry L. Pope             45,000         602,492             71,784/51,196              1,730,353/915,750


Employment Contracts

      The Company has employment agreements with each of Mr. Drum, Mr. Guz and Mr. Pope. The annual salaries payable under such agreements are $170,000, $105,000 and $105,000, respectively. Annual salaries payable under such agreements may be increased by the Company's Board of Directors or the Compensation Committee. The agreements with Messrs. Drum, Guz, and Pope have an initial term of five years continuing through December, 2000 and automatically extend for an additional year upon the completion of the five-year term unless either party provides notice to the other of the intention to terminate such contract 120 days prior to the termination date.
In addition, each employment agreement entitles the employee to receive four weeks paid vacation per year and to participate fully in all employee plans and fringe benefit programs established by the Company after the date of the contract in which other senior executives of the Company are eligible to participate.

      In the event of a termination due to an employee's death or disability, the employee or his estate is entitled to receive unused vacation pay, a pro-rated portion of the bonus (the "Pro-rated Bonus") which would have been payable to the employee under the Company's Incentive Compensation Plan had such employee been employed at the end of the year in which the termination occurred (the "Annual Bonus"), and a separation payment equal to the product of the employee's compensation in the most recent calendar year (such amount is referred to herein as a "Year's Compensation"), and a fraction, the denominator of which is 260, and the numerator of which is the number of months of the employee's service with the Company and a previous parent, UGI Corporation, but in any event not more than six months of compensation (the "Separation Payment"). Additionally, the employee or the employee's estate is entitled to the vesting of all of the employee's interests, if any, under the Company's stock option plans and any other employee plans of the Company ("Plan Vesting"). In the event an employee retires in accordance with the Company's retirement policies, such employee is entitled to receive unused vacation pay, Pro-rated Bonus, Separation Payment and Plan Vesting (but only to the extent provided in the Company's employee benefit plans for retiring employees).

      If any of Messrs. Drum, Guz or Pope is terminated by the Company without cause, such employee is entitled to receive termination pay of one year's salary (six months in the case of Mr. Guz), unused vacation pay, Separation Payment, Annual Bonus and Plan Vesting. In addition, each employee is entitled to the continuation of all employee benefits, without any increase in cost to employee, for a period of 18 months following termination.

      In connection with the Company's relocation of its corporate headquarters from Wayne, Pennsylvania to Houston, Texas, the Company agreed in January 1997 to increase Mr. Drum's annual salary to $170,000 per year, accelerated vesting on any unvested options held by him, and agreed to provide relocation assistance if and when Mr. Drum's employment with the Company is terminated.

      In 1997, the Compensation Committee approved employed arrangements with Mr. Siegel and Mr. Berns providing for annual salaries of $100,000 and $50,000 for a period of five years. In the event of a change in control of the Company, the Company's obligation to pay such salaries would end and Mr. Siegel and Mr. Berns would each be entitled to payment of one year's salary and vesting of all options granted in connection with such employment agreements. Both Mr. Siegel and Mr. Berns are entitled to receive bonuses for extraordinary services solely within the discretion of the Board of Directors and Compensation Committee.


                              CERTAIN TRANSACTIONS

      In connection with Remy Capital Partners III, L.P.'s ("Remy") acquisition of its ownership interest in the Company in March 1995, Remy succeeded to a registration rights agreement with the Company (the "Registration Agreement") which provides Remy with the right to require the Company to use its best efforts to register shares held by Remy under the Securities Act. In the event that such rights are exercised in connection with a primary offering proposed by the Company (or a secondary offering with which the Company agrees to participate), Remy would bear its pro-rata share of the costs of the offering, other than legal, accounting and printing costs which are to be borne by the Company. In the event that Bear, Stearns elected to exercise such rights otherwise than in connection with an offering proposed by the Company, all costs of the offering will be borne by it. These rights continue so long as Remy continues to own Common Stock acquired by it. The right to a demand registration may be exercised three times.

      Mr. Mark S. Siegel, Chairman of the Company, is President and sole stockholder of Remy Investors, which is the General Partner of Remy. Kenneth
N. Berns, a director of the Company, is an employee of Remy Investors.

      In connection with the Company's recent public offering of Common Stock in October 1997, the Company permitted Remy, Remy Investors, Mr. Berns and Mr. Drum to include certain shares in the applicable registration statement and offering, although such shares were not covered by a previously executed registration rights agreement. Each of the parties agreed to bear all registration and selling expenses with respect to such shares included in the offering.

      The law firm of Fulbright & Jaworski L.L.P., of which Mr. Huff, a director of the Company, is a partner, acted as the Company's principal outside legal counsel in 1997 and is continuing to do so in 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Prior to November 1997, grants of stock options to the Named Executive Officers and Mr. Siegel and Mr. Berns as well as salary levels of the Named Executive Officers were approved by the full Board of Directors. In November 1997, the Board of Directors delegated these responsibilities to the Compensation Committee, which is comprised of Messrs. Hunt and Spears. It is intended that the Compensation Committee will determine compensation awarded to the Company's executive officers, as well as Mr. Siegel and Mr. Berns, in the future.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Annual Salaries and Other Cash Compensation

      The Company's continuing policies regarding cash compensation for its executives were, to a great extent, established by the Board of Directors in 1990 following a comprehensive study performed for the Company by the Hay Group. That report furnished information on the compensation practices of both firms similar in size to the Company and firms engaged in similar businesses. Prior to 1996, the salaries of the Named Executive Officers and their salary rates remained the same as were established in 1990 based on the Hay Group's report. Likewise, the Incentive Compensation Plan for participating management personnel was established in 1990 based on that report, and has not subsequently changed. In November 1997, the Board of Directors delegated to the Compensation Committee the responsibility to administer the Company's stock option plans and to determine compensation levels for the Named Executive Officers, as well as any compensation to be paid to Mr. Siegel or Mr. Berns. Prior to such time, the Board of Directors had administered the Company's stock option plans and had approved compensation levels for the Named Executive Officers and Mr. Siegel and Mr. Berns based upon recommendations of the Compensation Committee.

      In considering the amount and form of compensation to be provided for the Named Executive Officers of the Company, the Board of Directors took into consideration the size of the Company, its financial results and condition, the nature of the Company's business, business conditions in the oil and gas field services and supplies industries, the Company's competitive position in the labor market for skilled executives and amounts paid by other firms to attract and retain executives of comparable competence and experience. The Company has sought to provide salaries that are competitive but not excessive and to provide incentive compensation, in the form of performance related bonuses under the ICP, to encourage executive performance. The ICP, which is described above, is also intended to diminish, for successful employees, any potential competitive shortfall in their cash compensation.

      In January 1997, the Board of Directors increased the salaries of Messrs. Guz and Pope by $15,000. The Board of Directors recommended such increases to bring such Named Executive Officers' salaries in line with those paid by comparable firms to their executive officers and regional managers. At the same time, the Board of Directors increased Mr. Drum's annual salary to $170,000 per year and agreed to vest all unvested stock options held by Mr. Drum. Under the terms of the employment arrangements with Mr. Drum, Mr. Drum would have been entitled to the vesting of those options had he elected to terminate his employment with the Company following his relocation to Houston, Texas. Accordingly, the acceleration of Mr. Drum's stock options were in consideration of Mr. Drum's relocation with the Company to Houston, Texas. The compensation of Mr. Drum, the Company's President and Chief Executive Officer, was established to reflect the views of the Board of Directors regarding his experience and performance and the performance of the Company in light of prevailing competitive conditions. The Board believes that Mr. Drum is primarily responsible for the implementation of Board policies. Mr. Drum has been effective in integrating acquisitions and positioning the Company to take advantage of improvements in demand and prices for the Company's services as they occur. Mr. Drum's compensation is intended to reflect these views and to provide him incentives to continue his successful leadership of the Company.

      In November 1997, the Compensation Committee approved employment agreements with Messrs. Siegel and Berns providing for annual salaries of $100,000 and $50,000, respectively, for a term of five years. Such salaries are being paid to Messrs. Siegel and Berns in their capacities as employees of the Company in recognition of the regular and continued services each provides the Company in connection with the identification, evaluation and financing of strategic acquisitions in connection with the Company's growth strategy as well as various other financial advisory services. Prior to such time, neither Mr. Siegel nor Mr. Berns had received annual cash salaries from the Company for services they had rendered the Company.

Compensation Pursuant to Employee Benefit Plans

      Prior to delegation to the Compensation Committee in November 1997, both the 1997 Incentive Plan and the 1996 Plan were administered by the full Board of Directors. Pursuant to such plans, the Company awarded stock options during 1997 to the Company's Named Executive Officers and other key employees of the Company. These grants reflect the Board's and Compensation Committee's recognition of the performance of such individuals and the Board's and Compensation Committee's desire to provide the Company's employees who have substantial responsibility for the Company's management and growth with additional incentive by increasing their proprietary interest in the success of the Company.

      The Company also granted stock options to Messrs. Siegel and Berns during 1997. In February 1997, the Board of Directors granted Mr. Siegel and Mr. Berns options to purchase 165,000 and 15,000 shares of Common Stock, respectively, at an exercise price of $8.125 per share, and in July 1997, granted Mr. Siegel and Mr. Berns additional options to purchase 135,000 and 30,000 shares respectively, at an exercise price of $20.00 per share. In determining to grant these options to Messrs. Siegel and Berns, the Board of Directors considered the fact that neither Mr. Siegel or Mr. Berns received any form of regular compensation from the Company for the regular and continued services each had provided during the past year in connection with the identification, evaluation and financing of strategic acquisitions in connection with the Company's growth strategy. In this regard, the Board considered the fact that each had been instrumental in the identification, negotiation and financing of the Company's acquisitions of the assets of Quarles Drilling Corporation and Southland Drilling Company as well as in the Company's private placement of debt with CanPartners Investments and negotiation of credit arrangements with Mellon Bank. In November 1997, the Compensation Committee granted Messrs. Siegel and Berns options to purchase 200,000 shares and 50,000 shares, respectively, at $31.375 per share. One fifth of such options vest immediately with an additional one-fifth vesting on each anniversary until fully vested. Such options were granted in connection with the employment agreements entered into with each individual and are intended to provide them with an incentive to continue assisting the Company in its growth over the next five years. In considering the additional grants, the Compensation Committee also considered the fact that Mr. Siegel and Mr. Berns had both been instrumental in the identification and negotiation of the Company's recent acquisition of JSM & Associates and in the success of the Company's recent public offering of Common Stock.

Section 162(m) Deduction Limitation

      Section 162(m) of the Code imposes a limitation on deductions that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. Under Section 162(m), a deduction is denied for compensation paid in a tax year beginning on or after January 1, 1994, to the Named Executive Officers to the extent that such compensation exceeds $1 million per individual. Stock option grants pursuant to the Company's employee benefit plans may be exempt from the deduction limit if certain requirements are met. The Board of Directors and the Compensation Committee have considered the effect of Section 162(m) on the Company's existing compensation program.

                                            Kenneth N. Berns
                                            Vaughn E. Drum
                                            Curtis W. Huff
                                          * Terry H. Hunt
                                            Mark S. Siegel
                                            Nadine C. Smith
                                          * Robert B. Spears

* Member of the Compensation Committee.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative stockholder return on the Common Stock of the Company, for the period from December 7, 1993, the date on which the Company's Common Stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended, through December 31, 1997, with the cumulative total return of the Standard and Poors 500 Stock Index and a Company-Determined Peer Index. The peer group consists of Grey Wolf, Inc., Nabors Industries, Inc., Parker Drilling Company, Patterson Energy, Inc. and TMBR/SHARP Drilling Inc. All of the peers are providers of contract oil and gas land drilling services. The graph assumes investment of $100 on December 7, 1993 and reinvestment of all dividends.





==========================================================================================================
                  12/93       12/31/93         12/31/94         12/31/95         12/31/96         12/31/97
                  -----       --------         --------         --------         --------         --------
 UTI              100          92.06            41.35             70.23           441.65            969.11
 S&P              100         101.21           102.55            141.08           173.47            231.35
 Peer Group       100         112.03            93.83            147.36           252.59            417.84
==========================================================================================================





         The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the Regulations of 14A or 14C under the Exchange Act or to the liabilities of Section 18 under such act.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          STOCKHOLDERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, the stock ownership of the Company's named executive officers and directors individually, all directors and executive officers as a group, and each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                                        Amount and Nature
                Name of                                        of                          Percent
            Beneficial Owner                          Beneficial Ownership                of Class
            ----------------                          --------------------                --------
 Other Beneficial Owners:

      REMY Capital Partners III, L.P.                     3,514,762 (1)                    21.8%
      1801 Century Park East, Suite 1111
      Los Angeles, CA   90067

      REMY Investors & Consultants,                       3,580,762 (1)                    22.1
      Incorporated
      1801 Century Park East, Suite 1111
      Los Angeles, CA   90067

      Nicholas Applegate Capital Mgmt.                    1,164,731 (2)                     7.3

      Pilgrim Baxter & Associates, Ltd.                   1,289,200 (3)                     8.0

 Directors and Executive Officers:

      Mark S. Siegel                                      3,930,762 (1)                    23.7

      Vaughn E. Drum                                        398,360 (4)                     2.4

      Kenneth N. Berns                                       67,000 (5)                     *

      Curtis W. Huff                                                (6)                     *

      Terry H. Hunt                                          13,350 (7)                     *

      Nadine C. Smith                                        15,250 (7)                     *

      Robert B. Spears                                       12,150 (7)                     *

      P. Blake Dupuis                                        45,000 (4)                     *

      Gerald J. Guz                                         234,369 (4)                     1.5

      Terry L. Pope                                         171,984 (4)                     1.1

 (All Directors and Executive Officers as a               4,481,720 (8)                    26.6
 group -- 8 persons)

 * indicates less than 1.0%

--------------
(1) The Common Stock beneficially owned by Remy Investors, which is the general partner of Remy, includes the 3,514,762 shares of Common Stock owned by Remy as well as presently exercisable options to purchase 66,000 shares of Common Stock held by Remy Investors. The Common Stock beneficially owned by Mr. Siegel, who is the President and sole stockholder of Remy Investors, includes the 3,580,762 shares of Common Stock and warrants beneficially owned by Remy Investors as well as presently exercisable options to purchase 350,000 shares of Common Stock held by Mr. Siegel, but does not include 200,000 shares underlying stock options held by Mr. Siegel, which options are not presently exercisable and will not become exercisable with sixty days.

(2) Based on Schedule 13G filed with the Securities & Exchange Commission. Pilgrim Baxter & Associates Ltd.'s address is 825 Duportail Road, Wayne, PA 19087.

(3) Based on Schedule 13G filed with the Securities & Exchange Commission. Nicholas Applegate Capital Management's address is 600 West Broadway, 29th Floor, San Diego, CA 92101.

(4) Includes shares underlying presently exercisable stock options held by the following individuals in the following amounts: Mr. Drum, 321,960 shares; Mr. Guz, 185,569 shares; Mr. Pope, 83,784 shares; and Mr. Dupuis, 45,000 shares. Does not include shares underlying stock options held by the following individuals which options are not presently exercisable and will not become exercisable within sixty days in the following amounts: Mr. Drum, 12,500 shares; Mr. Guz, 68,391 shares; Mr. Pope, 39,196 shares; and Mr. Dupuis 190,000 shares.

(5) Represents presently exercisable warrants and options to purchase 67,000 shares owned by Mr. Berns. Does not include 40,000 shares underlying options that are not presently exercisable within 60 days and does not include shares of Common Stock or warrants beneficially owned by Remy Investors by whom Mr. Berns is employed. Mr. Berns disclaims beneficial ownership of such shares and warrants.

(6) Does not include 7,500 shares underlying stock options held by Mr. Huff which options are not presently exercisable and will not become exercisable within sixty days.

(7) Includes presently exercisable options to purchase 11,250 shares owned by each of Mr. Hunt, Ms. Smith and Mr. Spears. Does not include options to purchase 3,750 shares owned by each of such individuals, which are not exercisable within sixty days.

(8) Includes presently exercisable options to purchase 817,710 shares of Common Stock.

         Except as stated herein, there are no arrangements known to the Company which may result in a change in control of the Company and each shareholder has sole voting and investment power with respect to the Company's Common Stock included in the above table.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1997 through December 31, 1997, all officers, directors and greater than ten percent shareholders complied with all filing requirements applicable to each of them.

OTHER BUSINESS

         As of the date of this Proxy Statement, management of the Company was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.


DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposal by a Stockholder to be presented at the Company's next Annual Meeting of Stockholders, currently expected to be held in August, 1999, must be received at the offices of the Company, 16800 Greenspoint Park, Suite 225N, Houston, Texas 77060, not later than February 9, 1999.

INDEPENDENT ACCOUNTANTS

         Ernst & Young LLP has served as the Company's independent accountants for at least the past five years. It is anticipated that a representative of Ernst & Young LLP will be present at the Meeting and will be entitled to make a statement should he so desire and will be available to answer appropriate questions.

ANNUAL REPORT

         The Company has elected to satisfy its obligation to furnish an Annual Report to stockholders by providing stockholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, less exhibits. The financial statements and related information contained therein are incorporated by reference into this Proxy.



                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             P. Blake Dupuis
                                             Secretary

April 30, 1998


 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED            Please
 STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.                        mark your      [X]
                                                                                                            votes as
                                                                                                           indicated
                                                                                                            in this
                                                                                                            example

 1.ELECTION OF DIRECTORS                                                   2.In their discretion, the proxies are
                                                                             authorized to vote upon any other matter as
                                                                             may properly come before the meeting.

   FOR all nominees listed          WITHHOLD AUTHORITY
       below (except as          to vote for all nominees
   marked to the contrary)             listed below

          [ ]                             [ ]
                                                                                  I PLAN TO ATTEND THE MEETING.           [ ]


 Class I:  Curtis W. Huff, Terry H. Hunt and Nadine C. Smith



 (INSTRUCTIONS:  To withhold authority to vote for any                            Please sign exactly as name appears
 individual nominee, write that nominee's name in the                             below.  When shares are held by
 space provided below.)                                                           joint tenants, both should sign.
                                                                                  When signing as attorney, executor,
                                                                                  administrator, trustee, or guardian,
                                                                                  please give full title as such.  If
                                                                                  a corporation, please sign in full
                                                                                  corporate name by President or other
                                                                                  authorized officer.  If a
                                                                                  partnership, please sign in
                                                                                  partnership name by authorized
                                                                                  person.




                                                                                  Dated:                         , 1998
                                                                                        -------------------------



                                                                                  -------------------------------------------
                                                                                               (Signature)



                                                                                  -------------------------------------
                                                                                       (Signature if held jointly)



                   PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                                    ENVELOPE.
--------------------------------------------------------------------------------------------------------------------------
                                            - FOLD AND DETACH HERE -



                                ANNUAL MEETING
                                      OF
                               UTI ENERGY CORP.

                             TUESDAY JUNE 9, 1998
                                  9:00 A.M.
                                HOTEL SOFITEL
                        425 NORTH SAM HOUSTON PARKWAY
                              HOUSTON, TX 77060



                                    AGENDA
                                    ------

    o  Election of Directors

    o  Any other matter as may properly come before the meeting

 PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               UTI ENERGY CORP.


    The undersigned hereby appoints Vaughn E. Drum and P. Blake Dupuis proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of UTI Energy Corp. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 9, 1998 or any adjournment thereof.


      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



 ------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -




        UTI ENERGY CORP.                        ANNUAL
                                                MEETING OF
                                                STOCKHOLDERS

                                                JUNE 9, 1998  9:00 A.M.
                                                HOTEL SOFITEL
                                                425 NORTH SAM HOUSTON PARKWAY
                                                HOUSTON, TX 77060

                   [FULBRIGHT & JAWORSKI L.L.P LETTERHEAD]



April 29, 1998



Re:      Definitive Proxy Statement
================================================================================

Securities and Exchange Commission                                     VIA EDGAR
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

             Enclosed for filing via EDGAR are definitive proxy materials relating to the UTI Energy Corp.'s Annual Meeting of Stockholders to be held on June 9, 1998. The proxy materials are being mailed to stockholders on or about April 30, 1998. In the event any member of the staff of the Commission has any questions regarding the enclosed, he or she should contact Philip A. Choyce at
(713) 651-5503.


                                                      Very truly yours,

                                                      /s/ Philip A. Choyce

                                                      Philip A. Choyce


Enclosures
cc:      American Stock Exchange, Inc.
         86 Trinity Place
         New York, New York  10006-1881
         Attention:  Filing Desk
         (via federal express, receipt copy requested)